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Exhibit (d)(i)

TENDER AND SUPPORT AGREEMENT

        This Tender and Support Agreement (this "Agreement"), dated as of April     , 2017, is by and between Nabriva Therapeutics AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of the Republic of Austria (the "Company"), Nabriva Therapeutics PLC, a public limited company under the laws of Ireland ("Nabriva Ireland") and the undersigned beneficial owner of the Nabriva AG Securities (as defined below) of the Company listed on the signature pages hereto (each, a "Stockholder").

W I T N E S S E T H:

        WHEREAS, the Company has issued and outstanding (i) common shares, notional value €1.00 per share ("Nabriva AG Common Shares"), and (ii) American Depositary Shares, each representing one tenth (1/10) of a Nabriva AG Common Share ("Nabriva AG ADS"; collectively with the Nabriva AG Common Shares, the "Nabriva AG Securities").

        WHEREAS, the Company has caused Nabriva Ireland to be incorporated as a public limited company under the laws of Ireland, and Nabriva Ireland intends to exchange, (i) for each Nabriva AG ADS, one ordinary share of Nabriva Ireland ("Nabriva Ireland Shares") and (ii) for each Nabriva AG Common Share, ten Nabriva Ireland Shares (the exchanges described in clauses (i) and (ii), collectively, the "Exchange Offer").

        WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the "Exchange Act") of the Nabriva AG Securities set forth on Attachment A hereto (the "Owned Shares"); and

        WHEREAS, Company has required that the Stockholder agree, and the Stockholder has agreed, while this Agreement is in effect, to tender in the Exchange Offer (and not withdraw) all of the Stockholder's Owned Shares as well as any Nabriva AG Securities acquired by the Stockholder after the execution of this Agreement (all of which, after so acquired, shall constitute Owned Shares);

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties signatory to this Agreement hereby agrees as follows:

        1.    Agreement to Tender and Vote.    The Stockholder hereby agrees, while this Agreement is in effect, that promptly after the commencement of the Exchange Offer and prior to the date on which the Exchange Offer expires, the Stockholder shall tender (or cause to be tendered) into the Exchange Offer all of the Stockholder's Owned Shares, in accordance with the terms of the Exchange Offer. The Stockholder shall not, while this Agreement is in effect, withdraw or revoke (or cause to be withdrawn or revoked) any of the Stockholder's Owned Shares previously tendered. If the Exchange Offer is terminated or withdrawn by the Company, the Company shall promptly return, and shall cause any depository acting on behalf of Company to return, all Owned Shares tendered by the Stockholder in the Exchange Offer to the Stockholder.

        2.    Representations and Warranties of Stockholder.    The Stockholder hereby represents and warrants to Company, on a several and not joint basis, as follows:

          2.1    Due Organization.    The Stockholder has been duly organized, is validly existing and is in good standing under the laws of the jurisdiction of its formation or organization.

          2.2    Power; Due Authorization; Binding Agreement.    The Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

          2.3    Ownership of Shares.    On the date hereof, the Owned Shares set forth opposite the Stockholder's name on Attachment A hereto are owned beneficially (as defined in Rule 13d-3 under the Exchange Act) by the Stockholder and include all of the Owned Shares owned of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the Stockholder, with the requisite power and authority to vote and dispose of such Owned Shares, and such Owned Shares are owned free and clear of any liens, encumbrances, equities or claims, other than those under securities laws or any ordinary course claims, including, without limitation, in connection with pledges in connection with bona fide margin accounts or other loan or financing agreement secured by the Owned Shares (other than liens under this Agreement, any applicable securities laws and any liens that will not adversely affect our ability to perform our obligations under this Agreement).

          2.4    No Conflicts.    The execution and delivery of this Agreement by the Stockholder does not, and the performance of the terms of this Agreement by the Stockholder will not, (i) require the Stockholder to obtain the consent or approval of, or make any filing with or notification to, any governmental authority, (ii) require the consent or approval of any other person or entity pursuant to any agreement, obligation or instrument binding on the Stockholder or his, her or its properties and assets or (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to the Stockholder or pursuant to which any of his, her or its properties or assets are bound, in each case, in any manner that will adversely affect its ability to perform its obligations under this Agreement. As of the date of this Agreement and through the date of disposition of the Owned Shares pursuant to the Exchange Offer, the Stockholder has full legal power, authority and right to exchange its Owned Shares then beneficially owned by it without the consent, approval of, or any other action on the part of, any other person or entity; and the Stockholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of its Owned Shares, granted to any person or entity any of its Owned Shares, deposited any of its Owned Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting its legal power, authority or right to vote such Owned Shares.

          2.5    Opportunity to Review.    The Stockholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for the Stockholder to decide to exchange its Owned Shares pursuant to the Exchange Offer.

        3.    Certain Covenants of the Stockholder.    The Stockholder hereby covenants and agrees with Company as follows:

          3.1    Restriction on Transfer.    The Stockholder hereby agrees, while this Agreement is in effect, except as otherwise contemplated by the Exchange Offer or Section 1.1 above, not to (i) assign or otherwise dispose of (including, without limitation, by gift, merger, consolidation or reorganization), or enter into any contract, option or other agreement providing for the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a "Transfer") or (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting the Stockholder's legal power, authority or right to exchange its Owned Shares and agree to the terms of the Exchange Offer or this Agreement. The foregoing restrictions on Transfer shall not prohibit the exercise by the Stockholder of any options or warrants to purchase Owned Shares. If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Stockholder's trustee or receiver in any bankruptcy, or a sale to a purchaser at any creditor's or court sale or any sale or transfer by operation of law), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

          3.2    Additional Shares.    The Stockholder hereby agrees, while this Agreement is in effect, that any Nabriva AG Securities acquired by the Stockholder after the date hereof shall be subject to the terms of this Agreement as though owned by the Stockholder on the date hereof.

          3.3    Disclosure.    The Stockholder agrees that it will permit public disclosure, including in a press release and in the documents filed with the U.S. Securities and Exchange Commission, of this Agreement, including, but not limited to, the commitments contained in this Section 3. The parties agree that prior to such disclosure, the Stockholder shall be given the opportunity to review the relevant sections of the disclosure.

          3.4    Further Undertakings.    The Stockholder further agrees, until the earlier of the consummation of the Exchange Offer or the termination of this Agreement, that it will not: (i) object to, or otherwise commence or support any proceeding or action to oppose, the Exchange Offer or the other actions of the Company contemplated by this Agreement and shall not take any action or otherwise commence or support any action or proceeding that would constitute a breach of any of its representations, warranties and agreements set forth herein in a manner that would unreasonably delay the consummation of the Exchange Offer; or (ii) enter into any undertaking with respect to any other plan, sale, proposal, or offer of winding up, liquidation, reorganization, merger, amalgamation, consolidation, dissolution or restructuring of the Company. In addition, for so long as this Agreement has not been terminated, the Stockholder shall refrain, in its capacity as a Stockholder, from directly or indirectly taking any of the foregoing actions, or permitting any of its affiliates, representatives or agents from taking any of the foregoing actions.

        4.    Miscellaneous.

          4.1    Termination of this Agreement.    This Agreement shall terminate and shall have no further force or effect as of the earliest of: (i) any modification or amendment to the conditions and other terms of the Exchange Offer in a manner that is materially adverse to the interests of the Stockholder; (ii) termination of the Exchange Offer by the Company; or (iii) the Exchange Offer has failed to be completed by June 30, 2017, subject to any extension of this Agreement mutually agreed upon by the Company and the Stockholder, if at all. Notwithstanding the foregoing, nothing set forth in this Section or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of either party hereto, for any material breach of this Agreement.

          4.2    Entire Agreement; Assignment.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto, except that the Company has the ability, though not the obligation, to assign its contractual rights hereunder to Nabriva Ireland.

          4.3    Amendments; Waiver.    This Agreement may be amended by each of the parties hereto only by an instrument signed by each of the parties hereto. Compliance with this Agreement may be waived only by an instrument signed on behalf of the party waiving compliance. Any amendment or waiver not affected in accordance with this Section 4.3 shall be null and void.

          4.4    Notices.    Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    If to the Stockholder:

    To the respective addresses and fax numbers shown on the signature pages for the Stockholder.

    If to Company:

    Nabriva Therapeutics AG
    1000 Continental Drive, Suite 600
    King of Prussia, PA 19406
    USA

    If to Nabriva Ireland:

    Nabriva Therapeutics PLC
    1000 Continental Drive, Suite 600
    King of Prussia, PA 19406
    USA

    with copies to:

    DLA Piper LLP (US)
    Andrew P. Gilbert, Esq.
    51 John F. Kennedy Parkway
    Suite 120
    Short Hills, New Jersey
    07078-2704

  or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

          4.5    Governing Law; Waiver of Jury Trial.    This Agreement shall be a contract made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles other than Section 5-1401 and 5-1402 of the New York General Obligations Law, and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of laws principles other than Section 5-1401 and 5-1402 of the New York General Obligations Law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR

  COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

          4.6    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. The Stockholder further agrees that neither Company nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section, and the Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

          4.7    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

          4.8    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          4.9    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

          4.10    No Obligation to Exercise Options.    Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall obligate any Stockholder to exercise any option or other right to acquire Nabriva AG Securities.

[The next page is the signature page]

        IN WITNESS WHEREOF, the parties hereto have caused this Tender and Support Agreement to be duly executed as of the day and year first above written.

COMPANY:
NABRIVA THERAPEUTICS AG
By:
Name:
Title:
NABRIVA IRELAND:
NABRIVA THERAPEUTICS PLC
By:
Name:
Title:

STOCKHOLDER:
(Print signatory name)
(Signature)
(Title, if applicable)
Address:

Fax:

 ATTACHMENT A—Details of Ownership

Entity or Individual Name	Shares

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  Exhibit (d)(i)
TENDER AND SUPPORT AGREEMENT
W I T N E S S E T H
ATTACHMENT A—Details of Ownership